Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS SEPTEMBER SALES
-- Comparable Store Sales Increase 11.0% --

HOUSTON, TX, October 5, 2006 - Stage Stores, Inc. (NYSE: SSI) today reported that total sales for the five-week period ended September 30, 2006 increased 22.8% to $121.0 million from $98.5 million in the prior year five-week period ended October 1, 2005. Comparable store sales increased 11.0% versus a decrease of 2.6% last year. The Company noted that last year's results were negatively impacted by hurricanes Katrina and Rita.

Jim Scarborough, Chairman and Chief Executive Officer, commented, "We are very pleased with our strong 11.0% comparable store sales increase for September, which was driven by same store sales gains across all of our key merchandise categories. In fact, eight of our merchandise divisions had double-digit comp increases, with the top five being home décor (+18.4%), cosmetics (+17.1%), misses sportswear (+16.0%), dresses (+15.8%) and mens (+14.9%). It is also gratifying to note that, with merchandise inventories in our Peebles stores now at desired levels, our Peebles division had an outstanding month, achieving a comparable store sales increase in the upper teens. Our customers are clearly reacting favorably to our fall merchandise assortments across our entire chain."

Mr. Scarborough further stated, "Overall for the third quarter, we continue to anticipate generating comparable store sales increases in the low single digits range, as we expect our comparable store sales for October to be down versus last year, due to our extremely strong post-hurricane comparable store sales increase of 14.9%."

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Stage Stores Reports September Sales
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SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2006	2005	2006	2005
1st Quarter	3.2	4.9	343.5	310.1
2nd Quarter	4.5	7.0	362.1	309.4
August	3.8	1.5	128.8	111.2
September	11.0	(2.6)	121.0	98.5
3rd Qtr-To-Date	7.2	(0.5)	249.8	209.7
Year-To-Date (8 mos)	4.7	4.2	955.4	829.2

Store Activity

During September, the Company opened a new Bealls store in Eastland, TX, and new Peebles stores in Amory, MS, Sayre, PA, Russellville, AL and Russellville, KY. The Company also entered its 32nd state during the month by opening a new Peebles store in Cadillac, MI. In addition, the Company opened 8 converted B.C. Moore stores under its Peebles banner on September 14th, and opened another 9 converted stores on September 28th. Of the 17 converted B.C. Moore stores that were opened during the month, 2 are located in North Carolina, and 15 are located in South Carolina. Looking ahead, the Company plans to open its final 9 converted stores on October 12th.

Internal Review of Company's Inventory Valuation Methodology

The Company also reported today that its management team, along with the Audit Committee of the Board of Directors, is progressing with their review of the Company's inventory valuation methodology.

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 628 stores located in 32 states. The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states. In addition, on February 27, 2006, the Company purchased B.C. Moore & Sons, Inc., and acquired 78 retail locations situated in the Southeast. The Company has completed the conversion of 60 of the acquired stores to its Peebles name and format, and currently plans to convert an additional 9 stores to its Peebles name and format in mid-October. The remaining 9 non-converted stores have been closed. For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

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Stage Stores Reports September Sales
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"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook for comparable store sales during October and the third quarter, as well as comments regarding the Company's B.C. Moore stores conversion plans. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 13, 2006, in the Company's most recent quarterly report on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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